SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2005

VULCAN MATERIALS COMPANY
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	I-4033 (Commission File Number)	63-0366371 (IRS Employer Identification No.)
1200 Urban Center Drive Birmingham, Alabama 35242 (Address of principal executive offices) (zip code) (205) 298-3000 Registrant's telephone number, including area code:
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05        COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

This form 8-K/A hereby amends and restates in its entirety Item 2.05 of the current report on Form 8-K filed by Vulcan Materials Company on June 13, 2005, to provide estimates required to be reported under Item 2.05, which were not available to be included in the Form 8-K filed on June 13, 2005 and as a result were omitted as permitted by Item 2.05.

See Item 2.01 in the June 13, 2005 8-K filing, which is hereby incorporated by reference.

The decision to enter into the Asset Purchase Agreement and sell the Chemicals Business was based primarily on Vulcan's desire to focus its resources on its construction materials business. As a result of this transaction, Vulcan expects to incur approximately $21.3 million of pre-tax exit and disposal charges consisting of $7.8 million of SFAS 88 expense (Statement of Financial Accounting Standards No. 88, "Employers' Accounting for Settlements & Curtailments of Defined Benefit Pension Plans and for Termination Benefits"), $8.0 million for employee severance expenses, primarily referable to outstanding stock-based incentives, and $5.5 million for various transaction fees. Approximately $16.1 million of the above charges were recognized by the end of the second quarter 2005, $4.5 million will be recognized in the third quarter 2005, $0.5 million in the fourth quarter 2005, with the remaining costs of $0.2 million recognized in the first quarter of 2006. Approximately $7.9 million of the charges are for cash expenditures and the remaining $13.4 million are for non-cash charges.

In addition to the above, Vulcan is potentially liable for a cash transaction bonus payable in the future to certain key chemicals employees. This contingent payment is directly attributable to the cash receipts realized from the two earn-outs described in the original June 13, 2005 8-K filing. At the current valuations of the earn-outs, the calculated transaction bonus would be $0. Based on the likely possible range of cash receipts from the earn-outs, the range for the contingent payment is between $0 and $5 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.
VULCAN MATERIALS COMPANY (Registrant) By: /s/Ejaz A. Khan Ejaz A. Khan Vice President, Controller and Chief Information Officer
Dated: July 13, 2005